Exhibit (l)(7)

SHARE PURCHASE AGREEMENT

ALPS SERIES TRUST

On behalf of its series, Fundsmith Equity ETF (the “Fund”)

This Agreement is made effective as of the 24th day of November, 2025 between Fundsmith Investment Services Limited (“Fundsmith”), and ALPS Series Trust, a Delaware statutory trust (the “Trust”), on behalf of the Fund.

WHEREAS, the Fund wishes to sell to Fundsmith, and Fundsmith wishes to purchase from the Fund, shares of beneficial interest of the Fund in the amount listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, Fundsmith is purchasing the Shares for the purpose of acquiring the initial Shares of the Fund.

NOW, THEREFORE, the parties hereto agree as follows:

l. Simultaneously with the execution of this Agreement, Fundsmith is delivering to the Fund payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

FUNDSMITH INVESTMENT SERVICES LIMITED

/s/ Tom Armstrong
By: Tom Armstrong
Its: President

ALPS SERIES TRUST,
On behalf of the Fund

/s/ Camilla Nwokonko
By: Camilla Nwokonko
Its: Secretary

Appendix A

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Fundsmith Equity ETF	2	$10	$20.00